Exhibit 16.1

February 18, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commission File Number: 000-56583

Dear Sirs,

We have received a copy of, and are in agreement with, the statements being made by Adaptin Bio, Inc. (formerly Unite Acquisition 1 Corp.) under Item 4.01 of its Form 8-K dated February 18, 2025, insofar as it relates to our firm. We are not in a position to agree or disagree with other statements of Adaptin Bio, Inc. (formerly Unite Acquisition 1 Corp.) contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ KNAV CPA LLP
KNAV CPA LLP

Atlanta, Georgia
February 18, 2025